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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: July 25, 2002
(Date of earliest event reported)

GUITAR CENTER, INC.
(Exact Name of Registrant as specified in Charter)

Delaware	Commission File No.:	95-4600862
(State or Other Jurisdiction of incorporation)	000-22207	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road
Westlake Village, California 91362
(Address of Principal Executive Offices, including zip code)

(818) 735-8800
(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

        On July 25, 2002, Guitar Center, Inc. (the "Company" or "Guitar Center") reported financial results for the second quarter ended June 30, 2002. The unaudited consolidated balance sheet as of June 30, 2002 and the unaudited consolidated statements of income for the three and six month periods ended June 30, 2002 and 2001 are attached to this report as Exhibit 99.1 and incorporated herein by this reference. The Company also provided selected data by business line.

        The Company's net sales for the second quarter ended June 30, 2002 increased 18% to $253.9 million, compared to $215.6 million in the second quarter of 2001. Net income for the second quarter was $4.1 million, or $0.18 per diluted share. This is inclusive of costs of $1.45 million associated with the new distribution center in Indianapolis, which equates to $0.04 per share. In the second quarter of 2001, the Company reported net income of $4.1 million, or $0.18 per diluted share.

        Net sales from retail stores grew 15% to $207.4 million for the quarter compared to $180.1 million in the second quarter of 2001. Sales from new stores contributed $13.2 million, or 48% of the total increase. Second quarter comparable store sales increased 8%. Second quarter gross margin for the retail stores was 24.7% after buying and occupancy costs, compared with 25.7% in the same period of 2001. Selling, general and administrative expenses for the retail stores, inclusive of corporate general and administrative expenses, were 21.4% of net sales for the quarter. This compares to 21.0% in the second quarter of 2001.

        Net sales for the direct response division increased 31.2% to $46.5 million compared with $35.4 million in the second quarter of 2001. Gross margin for the direct response division was 30.3% for the quarter compared to 27.7% in the same period of 2001. Selling, general and administrative expenses for the direct response division were 24.4% of net sales for the quarter. This compares to 23.6% in the second quarter of last year.

        During the second quarter, the Company adopted a new accounting policy for shipping and handling fees paid by its customers. The reclassification of these fees has no effect on operating income, net income or earnings per share for any period. Prior to the reclassification, shipping and handling fees were recognized as a reduction to cost of goods sold. The Company is now treating such fees as revenue to conform to a change in generally accepted accounting principles, resulting in $3.1 million of shipping and handling revenue being recognized in the current quarter. Guitar Center has made a conforming reclassification in all historical accounting periods in order to provide a comparable presentation. Additional information regarding the conforming reclassification for certain historical accounting periods is attached to this report as Exhibit 99.2.

        During the second quarter, one new large format store Guitar Store was opened in Columbus, Ohio. The Company also relocated its original North Dallas, Texas store into larger premises with greater storefront visibility. In addition, American Music completed the acquisition of M&M Music in June and converted its five retail stores in the Southeast to the American Music brand.

        For a further discussion of risks associated with the Company's business, please see the discussion under the caption "Risks Related to the Business" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 which is incorporated herein by this reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

  (c)
  Exhibits

  99.1
  Unaudited consolidated balance sheet and statement of income as of and for the three and six month periods ended June 30, 2002.

  99.2
  Unaudited consolidated and direct response segment financial information for the quarter ended March 31, 2002 and consolidated and direct response segment financial information for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and for the quarter and year ended December 31, 2001.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.
Date: July 25, 2002	By:	/s/ BRUCE ROSS Name: Bruce Ross Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Unaudited consolidated balance sheet and statement of income as of and for the three and six month periods ended June 30, 2002
99.2	Unaudited consolidated and direct response segment financial information for the quarter ended March 31, 2002 and consolidated and direct response segment financial information for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and for the quarter and year ended December 31, 2001.

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  ITEM 5. OTHER EVENTS.
  ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
SIGNATURES
EXHIBIT INDEX